Exhibit 99.1

Press Release

SEPRACOR ANNOUNCES FIRST QUARTER 2004

OPERATING RESULTS

MARLBOROUGH, Mass., April 27, 2004 – Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the first quarter of 2004. For the three months ended March 31, 2004, Sepracor’s consolidated revenues were approximately $99.5 million, of which revenues from pharmaceutical product sales (XOPENEX® brand levalbuterol HCl inhalation solution) were approximately $85.1 million.  The net loss for the first quarter of 2004 was approximately $50.4 million, or $0.59 per share.  Included in the net loss for the quarter ended March 31, 2004 is a charge of $30.7 million, or $0.36 per share, to selling and marketing expense, related to the termination, effective December 31, 2004, of an agreement to co-promote XOPENEX. These consolidated results compare with consolidated revenues of $84.5 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $72.2 million, and a net loss of $29.8 million, or $0.35 per share, for the three months ended March 31, 2003.

As of March 31, 2004, Sepracor had approximately $530.3 million in cash and short- and long-term investments.

Commercial Operations

XOPENEX® brand levalbuterol HCl – XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor’s primary care and hospital sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

ASTELIN® brand azelastine HCl – Through a co-promotion agreement with MedPointe Inc., Sepracor’s sales force details ASTELIN brand azelastine HCl, a nasal-spray antihistamine, to pulmonologists, allergists, pediatricians and primary care physicians in the U.S.  ASTELIN is the only antihistamine that has been approved by the U.S. Food and Drug Administration (FDA) for the treatment of symptoms of both seasonal allergic rhinitis in adults and children 5 years of age and older and non-allergic vasomotor rhinitis in adults and children 12 years and older.

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older.

Sepracor New Drug Application (NDA)-Track Programs

ESTORRA™ brand eszopiclone – On February 27, 2004, Sepracor received an “approvable” letter from the FDA for its New Drug Application (NDA) for ESTORRA for the treatment of insomnia characterized by difficulty falling asleep and/or difficulty maintaining sleep during the night and early morning.  Contingent upon approval from the FDA, we would expect the recommended dosing to achieve sleep maintenance to be 2 mg or 3 mg for adult patients and 2 mg for elderly patients, and for elderly patients whose primary complaint is difficulty falling asleep, we would anticipate that the recommended dosing would be 1 mg.  The FDA has not requested additional clinical or preclinical trials for approval.

In response to the approvable letter, Sepracor currently anticipates resubmitting the NDA to the FDA in May 2004.

The ESTORRA NDA, which was submitted to the FDA on January 31, 2003, contained a total of 24 clinical trials, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. Sepracor conducted a total of six randomized, placebo-controlled Phase III studies for the treatment of chronic or transient insomnia in both adult and elderly patients and included these studies as part of the NDA package.

ESTORRA data, including more than 20 abstracts and several oral presentations, will be introduced at upcoming medical society meetings in 2004, including the American Psychiatric Association, the Associated Professional Sleep Societies, the American Geriatrics Society, the American Association for Geriatric Psychiatry, the American Academy of Neurology and the American College of Obstetricians and Gynecologists.

According to the National Institutes of Health web site, insomnia affects more than 50 million Americans. Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation’s (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system (CNS) agents for the treatment of insomnia, was approximately $1.8 billion in 2003. The U.S. prescription sleep agent market grew at a rate of approximately 20 percent from 2002 to 2003, according to IMS Health information.

XOPENEX® HFA MDI — Sepracor currently anticipates submitting its NDA for the XOPENEX (levalbuterol tartrate) hydrofluoroalkane (HFA) metered-dose inhaler (MDI) in May 2004.  In 2003, Sepracor completed its Phase III studies of the XOPENEX MDI.  In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma.  In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically and clinically significant improvements relative to placebo (p<0.001).

Sepracor and 3M Drug Delivery Systems are collaborating under an agreement that includes scale-up and manufacturing for the XOPENEX HFA MDI. The collaboration combines Sepracor’s short-acting bronchodilator, XOPENEX, and 3M’s expertise in manufacturing MDIs, the device most commonly used by patients for the treatment of asthma and chronic obstructive pulmonary disease (COPD).

Sepracor’s MDI development program includes approximately 1,870 pediatric and adult subjects in 64 studies (preclinical and clinical). Sepracor has completed all clinical studies that it plans to include in the NDA submission to the FDA for the XOPENEX HFA MDI.  The U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.6 billion.

Arformoterol — Sepracor has completed more than 100 preclinical studies and has initiated or completed 15 clinical studies for arformoterol inhalation solution for the treatment of bronchospasm in patients with COPD. Sepracor has recently completed a Phase III study of arformoterol and a second pivotal Phase III trial continues.

In Sepracor’s Phase II program, arformoterol demonstrated a significant improvement in FEV1 immediately after dosing and a duration of action of up to 24 hours.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators was approximately $2.8 billion in 2003, according to IMS Health information.

Sepracor’s Phase II and Planned Proof-of-Concept Clinical Candidates

(S)-Amlodipine — Sepracor is investigating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for use for the treatment of hypertension and angina. Preclinical studies conducted by Sepracor have suggested that (S)-amlodipine may provide potential improvements over existing therapies. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs). In 2004, Sepracor plans to expand its (S)-amlodipine program to include development of (S)-amlodipine in combination with other mechanistic approaches for the treatment of hypertension.

SEP-226330 — SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  In 2004, Sepracor intends to conduct a proof-of-concept study in support of SEP-226330 for the treatment of restless legs syndrome, a movement disorder that is reported to afflict up to 15 percent of the U.S. adult population. This compound may have advantages over currently used dopamine agonists in the treatment of restless legs syndrome.

SEP-226332 — SEP-226332 is an antagonist of the 5-HT3 receptor, a serotonin receptor subtype in the brain. Sepracor intends to conduct a Phase II proof-of-concept study in support of SEP-226332 for the treatment of sleep apnea. Obstructive sleep apnea (OSA) is a serious and potentially life-threatening condition. Sleep apnea affects approximately 15-20 million Americans and is characterized by brief interruptions of breathing during sleep, with in some cases, as many as 60 interruptions per hour. The pathogenesis of the disorder, which includes altered serotonin activity, suggests that patients with OSA may respond to drug therapy.

Sepracor is committed to building a strong portfolio of CNS disorder treatment candidates including   SEP-226330 and SEP-226332, to complement our anti-insomnia agent, ESTORRA, which recently received an approvable letter from the FDA.

SEP-174559 — SEP-174559 is a GABAA receptor modulator with a selectivity profile that favors the alpha2 subunit of the GABA receptor. The term “GABAA” refers to a specific neurotransmitter receptor in the central nervous system. In 2004, Sepracor intends to conduct Phase II proof-of-concept studies, which are expected to include trials for the treatment of anxiety, muscle spasms and spasticity.  In 2001, Sepracor submitted an IND to the FDA, and in 2002, the company completed a Phase I clinical study for SEP-174559.  Preclinical data suggest that SEP-174559 has the potential to provide a rapid onset of action with less sedation than currently marketed anxiolytics for acute anxiety.  It is estimated that 65 million adults in the U.S. suffer from some form of anxiety disorder and approximately 37 million Americans suffer from back or neck pain, two-thirds of whom may also suffer from muscle spasms. An estimated 3 million Americans suffer from spasticity, a condition in which a patient’s muscles are in a state of continuous contraction, usually caused by damage to the portion of the brain or spinal cord that controls voluntary movement.

Corporate Update

On March 25, 2004, Sepracor announced an amendment to its agreement with the Ross Products Division of Abbott Laboratories (referred to as Ross) for the co-promotion of XOPENEX inhalation solution. Under the terms of the amendment, the agreement will be terminated effective December 31, 2004. Pursuant to the agreement, Ross co-promotes XOPENEX primarily to pediatricians in the U.S. in exchange for a commission on pediatric product sales, and Sepracor’s sales force promotes XOPENEX to pediatricians as well as allergists, pulmonologists and primary care physicians throughout the U.S.  Sepracor is currently expanding its sales force to approximately 1,250 sales professionals in anticipation of the launch of ESTORRA. This increase in the size of Sepracor’s sales force will also provide improved visibility for XOPENEX, as Sepracor expects to extend its presence to primary care physicians not currently reached by the existing sales force and provide more frequent coverage to Sepracor’s existing prescriber base.

Ross will continue to co-promote XOPENEX to pediatricians and targeted primary care physicians through December 31, 2004. Sepracor will make residual payments to Ross of $30 million on or before December 31, 2005 and $3 million on or before December 31, 2006. Sepracor expensed the present value of these payments, which was approximately $30.7 million, in the first quarter of 2004.

In the first quarter of 2004, Sepracor completed the redemption of $430.0 million aggregate principal amount of its 5.75% Convertible Subordinated Notes due November 15, 2006 (“5.75% Notes”). Sepracor redeemed the 5.75% Notes, pursuant to their terms, on January 9, 2004 at 100% of the principal amount, plus accrued but unpaid interest from November 15, 2003 to, but excluding, the redemption date. The total aggregate redemption price for the 5.75% Notes was approximately $433.7 million, including approximately $3.7 million of accrued interest. The 5.75% Notes redeemed by Sepracor represented all of the remaining outstanding 5.75% Notes.

In January 2004, the initial purchasers of the $600 million aggregate principal amount of the 0% Convertible Senior Subordinated Notes including $200 million of 0% Series A Convertible Senior Subordinated Notes due 2008 (the “Series A Notes”) and $400 million of 0% Series B Convertible Senior Subordinated Notes due 2010 (the “Series B Notes”), exercised their option to purchase an additional $50 million principal amount of the Series A Notes and $100 million principal amount of the Series B Notes.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, anticipated regulatory approval, potential benefits and successful development and regulatory approval of ESTORRA and the company’s other pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s annual report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Estorra is a trademark and Xopenex is a registered trademark of Sepracor Inc. 3M is a trademark of 3M Company. Astelin is a registered trademark of Wallace Laboratories. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.

To receive a copy of this release or any recent release via fax, call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.

In conjunction with this first quarter 2004 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on April 27, 2004.  To participate via telephone, dial (612) 326-1003.  Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Shareholders section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 727518. A replay of the webcast will be archived on the Sepracor web site in the For Shareholders section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)	March 31,	December 31,
	2004	2003
ASSETS

Cash, short and long-term investments	$530,272	$840,388
Accounts receivable, net	43,003	50,591
Inventory, net	9,607	6,866
Property, plant and equipment, net	69,678	66,428
Investment in affiliate	2,872	3,019
Other assets	52,339	52,933

Total assets	$707,771	$1,020,225

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$112,035	$139,542
Other liabilities	62,958	28,976
Debt payable	3,498	918
Convertible subordinated notes (A)	1,190,000	1,470,000
Total stockholders’ equity (deficit)	(660,720)	(619,211)

Total liabilities and stockholders’ equity (deficit)	$707,771	$1,020,225

(A)	In the quarter ended March 31, 2004 we redeemed $430,000 5.75% convertible subordinated notes, due 2006 and issued an additional $150,000 0% convertible subordinated notes.

Sepracor Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2004	2003
Revenues:

Product sales	$85,056	$72,156
Royalties and other	14,422	12,350
Total revenues	99,478	84,506

Cost of revenue	9,100	7,205

Gross margin	90,378	77,301

Operating expenses:
Research and development	37,296	53,183
Sales and marketing (A)	84,434	35,681
General and administrative and patent costs	7,034	5,842
Total operating expenses	128,764	94,706

Loss from operations	(38,386)	(17,405)

Other income (expense):
Interest income	1,255	1,931
Interest expense	(6,124)	(13,657)
Loss on redemption of debt (B)	(7,022)	—
Equity in investee (loss)	(147)	(625)
Other income (expense), net	(17)	(3)
Total other income (expense)	(12,055)	(12,354)

Net loss	$(50,441)	$(29,759)

Basic and diluted net loss per common share	$(0.59)	$(0.35)

Shares used in computing basic and diluted net loss per common share:	85,214	84,350

(A)	Included in the expenses for the three months ended March 31, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.
(B)	Represents the loss for the write-off of deferred finance costs resulting from the January 2004 redemption of our $430,000 5.75% convertible subordinated notes, due 2006.